Exhibit 99.1

FOR IMMEDIATE RELEASE

JOHN P. GOLDSBERRY APPOINTED TO SANMINA-SCI’S

BOARD OF DIRECTORS

SAN JOSE, CA (January 29, 2008) Sanmina-SCI Corporation (“the Company”) (NASDAQ NM: SANM) today announced it has appointed John P. Goldsberry to the Company’s Board of Directors effective January 28, 2008.  Goldsberry will serve as Chairman of the Audit Committee.  Goldsberry meets the requirements as defined by NASDAQ and Institutional Shareholder Services (ISS) as a financial expert and an independent director.

Goldsberry is a seasoned financial executive with broad industry experience in investment banking, corporate finance and computer and semiconductor manufacturing.  He has over 14 years of Chief Financial Officer experience with both public and private companies and is currently Chief Financial Officer and SVP-IT of Gateway, Inc. Goldsberry also held CFO positions with TrueSpectra, Calibre, Quality Semiconductor, DSP Group and the Good Guys and served in a variety of corporate finance positions at Salomon Brothers and Morgan Stanley.

Goldsberry earned a bachelor’s degree in Applied Mathematics and a Ph.D. in Business Economics from Harvard University.

“We are fortunate to have someone of John’s caliber join our Board of Directors. His financial expertise and insight will bring an additional perspective and significant value to the Board and the Audit Committee,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI Corporation.

About Sanmina-SCI
Sanmina-SCI Corporation (NASDAQ: SANM) is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, and computer technology and multimedia sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2007 Annual Report on Form 10-K filed on November 28, 2007, and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

Contact:  Paige Bombino, Investor Relations (408) 964-3610